                                                                      EXHIBIT 11



                ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



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
                                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                                     --------------------  --------------------
                                                                       1994       1993       1994       1993
                                                                     ---------  ---------  ---------  ---------
                                                                         (UNAUDITED)           (UNAUDITED)
Net Income.........................................................  $   6,742  $   3,091  $  18,619  $   8,378
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Weighted Average Number Of Shares Outstanding (A):
  Primary:
    Common stock...................................................     27,357     24,385     27,203     23,994
    Common stock equivalents --
      Stock options (B)............................................      1,032        873        955        748
                                                                     ---------  ---------  ---------  ---------
    Primary shares outstanding.....................................     28,389     25,258     28,158     24,742
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
  Fully Diluted:
    Common stock...................................................     27,357     24,385     27,203     23,994
    Common stock equivalents --
      Stock options (B)............................................      1,031        935      1,010      1,046
                                                                     ---------  ---------  ---------  ---------
    Fully diluted shares outstanding...............................     28,388     25,320     28,213     25,040
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
Net Income Per Share:
    Primary........................................................  $     .24  $     .12  $     .66  $     .34
    Fully diluted..................................................  $     .24  $     .12  $     .66  $     .33

- - ------------------------
(A) All share and per share amounts have been restated to retroactively reflect the two-for-one stock split.
(B) The treasury stock method was used to determine the weighted average number of shares of common stock equivalents outstanding during the periods.
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